UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                           The Yacktman Funds, Inc.
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                            THE YACKTMAN FUNDS, INC.

                                    BULLETIN

                            THE POLLS ARE STILL OPEN

                                                              November 27, 1998

Dear Fellow Shareholders,

     The Yacktman Funds Special Shareholders' Meeting held on November 24, 1998 has been conditionally adjourned until December 15, 1998. This means that you still have time to support your Independent Directors.

     If you have NOT voted The Funds' WHITE proxy card, please do so as follows:

Vote AGAINST Proposals 1, 2, and 4, WITHHOLD your voting authority on
Proposal 3, and vote FOR Proposal 5. Please sign, date and return the proxy card to The Yacktman Funds as soon as possible in the enclosed postage paid envelope.

     If you previously voted on Yacktman's BLUE proxy card, you can automatically change your vote by completing the enclosed WHITE proxy card and returning it TODAY.

     In considering which proxy to return, Yacktman's BLUE or your Independent Directors' WHITE proxy card, we would like to bring to your attention ADDITIONAL INFORMATION THAT MAY MAKE YOUR DECISION EASIER.

                INSTITUTIONAL SHAREHOLDER SERVICES (ISS) SUPPORTS
                            THE INDEPENDENT DIRECTORS

o Institutional Shareholder Services (ISS), the foremost analyst of proxy statements for institutional investors, after having interviewed Yacktman and your Independent Directors and after having reviewed Yacktman's and your Funds' proxy materials, advised their institutional clients to support The Funds' Independent Directors by voting AGAINST Proposal 1 on the WHITE proxy card.

                                BARRON'S ARTICLE

o Attached you will find a recent article from BARRON'S November 23, 1998 issue about The Yacktman Funds, Don Yacktman, and the proxy contest HE initiated. This article is additional, strong, unbiased support for the position of your Independent Directors.

Thank you for your time and consideration of this matter. If you need any assistance in filling out your proxy, we encourage you to call The Yacktman Funds at 1-800-248-5976.

                                            The Board of Directors*
                                            The Yacktman Funds, Inc.


*Messrs. Ball and Yacktman dissenting.

                             REPRINTED FROM BARRON'S
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November 23, 1998       (C) 1998 Dow Jones & Company, Inc.  All Rights Reserved.
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                               FUND OF INFORMATION
                               -------------------

                                 by Sandra Ward

                               YACKTMAN AGONISTES
                 First poor performance, now a nasty proxy fight
                       (the following has been excerpted:)

     As hundreds of financial Advisers patrolled the football-field-size exhibition hall at a recent Charles Schwab conference catering to them, Donald Yacktman sat alone amid the hubbub, the picture of desolation among a throng of former devotees too busy hobnobbing with other fund managers or snatching gift give aways to stop by his booth.

     Once the toast of the planning set -- introduced as a "legend among large-cap managers" and "one of the premier investors of our time" at last year's Schwab conference -- the 15-year veteran of the money-management business has become a pariah. He made his name managing SELECTED AMERICAN SHARES from 1988 to 1992, building a record that No Load Fund Investor editor Sheldon Jacobs calls "fantastic." Later in 1992, Yacktman started his own YACKTMAN Fund. He added the YACKTMAN FOCUSED Fund in 1997. Despite enjoying a few good years, the Yacktman funds have proved disappointing overall. Jacobs notes that from a long-term perspective, the Yacktman Fund ranks in the fifth quintile of growth-and-income funds and that its Sharpe ratio, a measure of how much reward is generated for the risk assumed, also scores low.

     Interestingly, it's not so much the prolonged poor investment performance of the Yacktman Fund that has caused such disaffection, though that hasn't helped. Planners, it seems, were willing to forgive a spell of underperformance as a matter of Yacktman's value style being out of sync with a market that favored a growth bent. They could even understand that he was focusing his hunt for bargains on companies with smaller capitalizations as long as he remained consistent with his value bias. But what's led longtime loyalists to distance themselves from Yacktman and his funds is a messy, protracted, very public and very expensive spat with a former employee and his board of directors. Assets have shrunk from $1.5 billion at its peak to about $400 million. Manhattan-based investment adviser Bridgewater Advisors yanked its entire $4 million investment out of the fund in early October, albeit reluctantly.

     "It was clearly disappointing," says Leo Marzen, of Bridgewater. "We had been an investor since 1994. We think he has a very good track record. He had earned our respect and we were going to stick with him. We initially decided we wanted to stay with him. Obviously, we were concerned with his recent performance but there have been periods in the past where he's been out of sync with the market. The last straw was once we heard about the proxy fight. It was at a time when the markets were volatile, the outlook for investors was not encouraging and we wanted to be with a manager devoting full attention to investing. We were less concerned about style drift."

     Says Jacobs of the No Load Fund Investor: "We certainly recommended him for a long time. But we deleted the recommendation earlier this year."

     While it's not entirely clear why Yacktman fell out with his friend and associate of close to a decade, Jon Carlson, who is also a director -- each offers different explanations -- it is clear that shareholder interests are not being well served.

     A proxy vote, initiated by Yacktman, is scheduled for Tuesday. He is seeking to remove the outside directors, including Carlson, from the board for interfering with the investment decisions of the fund. The independent directors, in turn, are seeking to remove Yacktman as the manager, saying he has strayed from his investment objectives and violated a code of ethics. They discovered that for the past two years Yacktman has served as a director of a contact-lens seller, 1-800-CONTACTS, which went public in February, though he never disclosed his involvement with the firm. (He doesn't own the company in either fund's portfolio.) Yacktman resigned his board seat on 1-800-Contacts early this month.

     Despite cracks that surfaced in the relationship between the management company and the investment company as early as 1996, the gulf widened in 1997 when Yacktman's style started to drift from large-caps into smaller issues and the directors pressed him to remain within the prospectus' investment guidelines. The board says it discussed these issues in board meetings and in private conversations with Yacktman, to no avail. Indeed, Yacktman alluded to a strain in his relationship with his directors at the Schwab conference in 1997.

     "The directors asked me if we'd changed our stripes at all because we seemed to have a lot of companies that have smaller caps," Yacktman told an audience attending a panel on large-cap investing. "That tells me the bargains are in smaller-caps. Being a bottom-up investor, I have a hard time categorizing things like this, small-cap, large-cap and so on. I see it as a market of stocks rather than a stock market. As a 'GALP' buyer -- growth at a low price -- I'm having a difficult time finding a lot of bargains in the very large companies."

     For his part, Yacktman claims bad blood developed because Carlson was angling for an ownership stake in his company, which was rejected. Moreover, he says, clients had complained about Carlson's temperament, which he described as "difficult." He fired Carlson and thus set into motion the events that would lead to this nasty proxy fight. He dismisses concerns that such a battle, regardless of who's right and who's wrong, is a distraction from managing the portfolio, noting that the funds are concentrated with the biggest containing only about 25 names.

     "THE REAL STORY HERE IS ABOUT CORPORATE GOVERNANCE," SAYS YACKTMAN.

     IF THAT'S THE CASE, THEN MAYBE THOSE INVESTORS WHO ARE STILL IN THE FUND SHOULD CAST THEIR BALLOTS IN SUPPORT OF INDEPENDENT BOARD OVERSIGHT AND VOTE AGAINST THE PROPOSALS. THAT'S WHAT INSTITUTIONAL SHAREHOLDER SERVICES SUGGESTS.

     "ISS believes that investors are entitled to measure their fund's performance, and when a fund does not provide a basis from which to measure its progress, it becomes less attractive to prospective investors," wrote Laura Kuperman, an analyst at ISS. "The fund's assets have shrunk significantly as a result of recent events, up to and including the proxy contest, and as a fund's assets shrink, its costs per share rise. The fund has suffered primarily because of these events, not because of the board's inquiries into Mr. Yacktman's style."

     In the end, there are too many better performing alternatives offered in the world of mutual funds for investors to remain content with the Yacktman fund, which has at this point become something of an unknown quantity.

     Muses the No Load Fund Investor's Jacobs, "All this is for me is an argument for indexing."

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